Exhibit 10.3

August 9, 2021

Jeffrey D. Conaway
jconaway@cvrenergy.com

Re: Internal Job Offer – Promotion

Dear Mr. Conaway,

We are pleased to offer you the position of Vice President, Chief Accounting Officer with CVR Services, LLC (the “Company”) at a bi-weekly salary of $11,153.85 (annualized at $290,000.00), subject to deductions as required by law. Your position is an exempt position that requires a significant level of responsibility, discretion, and independent judgment. As a result, it carries no additional compensation for overtime worked. In this position, you will report to Dane Neumann, Interim CFO & VP Finance & Treasurer. We have selected August 9, 2021 as the transfer date (“Transfer Date”). This letter sets forth some of the additional terms of your employment with the Company.

You will continue to be eligible to participate in our medical, dental, vision, life insurance, matching 401(k), and paid time off (“PTO”) plans, subject to and in accordance with our plan requirements, which may change from time to time. The Company reserves the right to add, change, or terminate benefits at any time including, but not limited to, those set forth above

You will be eligible to participate in our annual performance-based bonus plan, subject to the guidelines of our bonus plan and any changes to the same. Based on the current bonus plan in effect on your start date, your bonus target will be up to 60% of eligible compensation. Bonus payouts are calculated in accordance with our compensation plan and prorated for time in an eligible position. There is no guarantee of bonus payout in any year. Please note that your eligibility under this bonus target will be prorated based on the Promotion Date for the 2021 bonus payouts.

You will also be eligible to participate in the applicable annual Long Term Incentive Plan with an annual target of up to 60%, of your base salary. Such plan may be amended from time to time by the Company, in its discretion.

As a condition of your continued employment with the Company, you agree that during and after your employment you shall not disclose to any third party any confidential or proprietary information of the Company, any of its affiliates or subsidiaries, or any of their respective owners, members, directors, managers, and employees. However, neither the foregoing nor anything else in this letter shall prohibit you from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulation. You are not required to notify the Company that you will make or have made such reports or disclosures provided, however, that any such reports or disclosures are made in a manner that limits, to the extent possible, disclosure of confidential or proprietary information of the Company.

Your employment will be “at will,” meaning that your employment is for no specific duration and either you or the Company are free to end your employment at any time, for any reason. Nothing contained in this letter shall limit or otherwise alter the foregoing. Your employment will be subject to other Company policies, procedures, directives, terms, and conditions that may be established or modified by the Company from time to time.

To confirm your acceptance of this position please sign and return as soon as possible.

If you have any questions concerning this offer, please contact me promptly.

Sincerely,

/s/ Alicia Skalnik

Alicia Skalnik
VP - Human Resources

Acknowledged and Agreed:

/s/ Jeffrey D. Conaway	8/11/2021
Jeffrey D. Conaway	Date